Exhibit 99.1

Orsus Xelent Announces 2010 Second Quarter Results;
Achieves Small Loss on Substantially Reduced Revenues

Company Remains Focused on Anticipated Second Half Improvement in China’s Telecom Market Which Could Permit Production of Higher End 3G and Special Application Handsets

NEW YORK, NY--(August 16, 2010) - Orsus Xelent Technologies, Inc. (NYSE Amex: ORS), a designer and manufacturer of award-winning mobile phones for the Asian market, today announced results for its 2010 second quarter and first half ended June 30, 2010.  Revenues in this year’s second quarter decreased significantly year over year from $23.33 million to $6.4 million.  This resulted in a net loss in the quarter of $(248,000), compared with net income of $2.48 million or $0.08 per share in the second quarter last year.

In the first six months of 2010, revenues declined from $43.05 million to $14.06 million year over year, which produced a net loss of $(702,000) or $(0.02) per share in this year’s first half, compared with net income of $4.68 million or $0.15 per share in the first half last year.

The Company noted that the operating scenario in the second quarter this year mirrored on a larger scale the pattern of the past several quarters, which reflect the changes in China’s telecom market resulting from the restructuring of the industry and lagging effects of the financial crisis.  These have shifted the attention of phone manufacturers to the faster growing but much more competitive rural markets.  For the Company, this has meant a loss of higher margin business, such as its special application handsets, and a need to compete with lower cost, low margin handsets in carefully selected markets.

According to Mr. Guoji Liu, CEO, “We have had only limited success based on the popularity in particular of our full-featured, modestly priced DX9188, which represented 62% of second quarter sales.  We continue to look for an improvement in the market situation later this year, stimulated in particular by the introduction of 3-G phones.  We are prepared to sell higher margin Company designed 3-G handsets as that market develops, and also see potential for the special application phones which were the Company’s hallmark before the shakeup in the industry.”

Long Aged Accounts Receivable

Mr. Liu noted further, “Unfortunately, we meanwhile continue to be severely squeezed by the situation with respect to our very large accounts receivable from our major distributor.  While we rely on this distributor for sales of most of our products, and have a good working relationship in this regard, our limited cash necessitates financing to develop alternatives in what is still a difficult financing environment.”   He added, “With a belief that our distributor is emerging from its own difficulties engendered by the current marketplace, and with the backing of a Credit Guarantee Contract issued by a third party for long aged receivables should this not be the case, we continue to be optimistic that we can consummate a financeable transaction that will revitalize the Company.”

Mr. Liu concluded, “While these issues have created a difficult experience for the Company and its shareholders, we are resolute that a favorable outcome is within our sights, and are continuing to work very hard to achieve this as quickly as circumstances permit.”

SEE ATTACHED TABLE

About Orsus Xelent Technologies, Inc.

Incorporated in the State of Delaware and headquartered in Beijing, China, Orsus Xelent Technologies, Inc. is an emerging designer and manufacturer of award-winning mobile phones for the Asian market, primarily the People's Republic of China ("PRC"). The Company's business encompasses the design of mobile phones, related digital circuits, and software development, and it is a recognized pioneer in mobile phone integration technology. It introduced the region's first wristwatch-style cellular phone, and it continues to break new ground with state-of-the-art phones that include advanced features such as fingerprint recognition and touch-screen displays. The Company also is focused on developing and marketing, under its Proxlink trademark, special application mobile phones for specialized users in a wide variety of professions in business and government. Since the Company's launch in 2004, it has established "Orsus" as a popular brand and achieved a significant share of the world's largest mobile phone market. It maintains more than 179 service call centers across the PRC, with additional offices in Shanghai, Hong Kong, Shenzhen, and Tianjin. For more information, please visit the Company's web site: www.orsus-xelent.com.

Information Regarding Forward-Looking Statements

Except for historical information contained herein, the statements in this Press Release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, product demand, market competition, and risks inherent in our operations. These and other risks are described in our filings with the Securities and Exchange Commission.

Contacts:

PRC:
Orsus Xelent Technologies, Inc.
Guoji Liu
CEO
Tel: 010-85653777
Fax: 010-85653666

US:
Ken Donenfeld
Tel: 212-425-5700
Fax: 646-381-9727

Orsus Xelent Technologies, Inc. and Subsidiaries
Consolidated Statements of Income and Comprehensive Income
 (In thousands, except number of shares and per share data)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
Net sales	$6,473	$23,332	$14,064	$43,056

Cost of sales	5,997	20,242	12,992	36,874

Gross profit	476	3,090	1,072	6,182

Operating expenses:
Selling expenses	21	50	62	173
General and administrative expenses	115	103	142	369
Research and development expenses	4	11	9	28
Depreciation and amortization	7	19	15	42
Allowance for doubtful accounts	-	-	(251)	-
Total Operating Expenses	147	183	(23)	612

Income from operations	329	2,907	1,095	5,570

Other income/(expenses)
Interest expense	(577)	(266)	(790)	(488)
Other (expenses)/income, net	-	-	(1,252)	17

(Loss)/income before income tax expense	(248)	2,641	(947)	5,099

Income tax (expenses)/benefit
Current tax expense	-	334	-	657
Deferred taxes benefit	-	-	245	-

Net (loss)/income	(248)	2,307	(702)	4,442

Other comprehensive income
Foreign currency translation adjustment	183	179	191	243

Comprehensive (loss)/income	$(65)	$2,486	$(511)	$4,685
(Loss)/earnings per share:
Basic and diluted	$0.00	$0.08	$(0.02)	$0.15

Weighted average number of common shares outstanding – basic and diluted	29,756,000	29,756,000	29,756,000	29,756,000